Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of The Royce Fund of our report dated February 21, 2019, relating to the financial statements and financial highlights, which appears in Royce Low-Priced Stock Fund and Royce Micro-Cap Fund’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings "Financial Highlights for Low-Priced Stock and Micro-Cap”, "Representations and Warranties by TRF on behalf of the Target Fund" and “Representations and Warranties by TRF on behalf of the Acquiring Fund” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 4, 2019